EX-16.3


Stark Winter Schenkein & Co., LLP
7535 East Hampden Ave.
Suite 109
Denver, CO 80231
303.694.6700


February 17, 2004

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, DC 20549

Re: Dicut, Inc.

We have read the statements that we understand Dicut, Inc. will include under
Item 4 of the Form 8-K/A it will file regarding the engagement of our firm as the independent auditor and we agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Stark Winter Schenkein & Co., LLP